BTCS Inc.

9466 Georgia Avenue #124

Silver Spring, Maryland 20901

May 28, 2019

Cavalry Fund I LP

61 Kinderkamack Rd.

Woodcliff Lake, New Jersey 07677

Attention: Thomas Walsh

Re: Equity Line Purchase Agreement dated as of May 13, 2019

Dear Thomas:

This documents our understanding regarding that certain Equity Line Purchase Agreement dated as of May 13, 2019 (the “Agreement”) and your ability to assign your rights under the Agreement. BTCS Inc. and Cavalry Fund I LP hereby agree to amend the Agreement as provided below.

Section 9(g) and 9(h) of the Agreement shall be replaced in their entirety with the following:

Section 9(g) “Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Company and the Investor and their respective successors. Neither this Agreement nor any rights of the Investor or the Company hereunder may be assigned by either party to any other Person.”

Section 9(h) “No Third Party Beneficiaries. This Agreement is intended for the benefit of the parties hereto and their respective permitted successors, and is not for the benefit of, nor may any provision hereof be enforced by, any other Person, except that each Indemnitee shall have the right to enforce the obligations of the Company with respect to Section 9(j).”

The remaining terms and conditions of the Agreement shall remain the same. If you agree with the foregoing, please indicate so below.

Sincerely,

/s/ Charles Allen
Charles Allen, CEO of BTCS Inc.

Cavalry Fund I LP hereby agrees to the foregoing.

Cavalry Fund I LP

By:	Cavalry Fund I Management LLC
Its:	General Partner

By:	/s/ Thomas Walsh
Thomas Walsh, Managing Partner